Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

PLYMOUTH PETROLEUM, LLC,

a Delaware limited liability company,

AS SELLER

AND

CALLON PETROLEUM OPERATING COMPANY,

a Delaware corporation,

AS BUYER

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

		Page

Article XV Limitations on Representations and Warranties		49

Section 15.01	Disclaimers of Representations and Warranties	49
Section 15.02	Independent Investigation	50
Section 15.03	Survival	50

Article XVI Dispute Resolution		51

Section 16.01	General	51
Section 16.02	Senior Management	51
Section 16.03	Dispute by Independent Expert	51
Section 16.04	Limitation on Arbitration	52

Article XVII Miscellaneous		52

Section 17.01	Expenses	52
Section 17.02	Entire Agreement	52
Section 17.03	Waiver	52
Section 17.04	Publicity	53
Section 17.05	Construction	53
Section 17.06	No Third Party Beneficiaries	54
Section 17.07	Assignment	54
Section 17.08	Governing Law	54
Section 17.09	Notices	54
Section 17.10	Severability	55
Section 17.11	Time of the Essence	55
Section 17.12	Counterpart Execution	55
Section 17.13	Jury Trial Waiver	55
Section 17.14	Tag Rights	56

EXHIBITS AND SCHEDULES

Exhibit A	Subject Interests
Exhibit B	Wells
Exhibit C	Allocated Values
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Seller’s Knowledge Persons

Schedule 1.03	Excluded Assets
Schedule 5.06	Suits
Schedule 5.07	Royalties, Suspense Accounts
Schedule 5.08	Taxes
Schedule 5.09	Material Contracts

(iv)

(continued)

Page

Schedule 5.10	Compliance with Laws
Schedule 5.11	Payments for Production; Imbalances
Schedule 5.12	Consents and Preferential Purchase Rights
Schedule 5.13	Capital Commitments
Schedule 5.14	Environmental
Schedule 5.16	Bonds and Credit Support
Schedule 5.17	Payout Balances
Schedule 5.19	Well Status
Schedule 17.14	Tag Rights Agreements

(v)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 1st day of September, 2016, by and between Plymouth Petroleum, LLC, a Delaware limited liability company (the “Seller”), and Callon Petroleum Operating Company, a Delaware corporation (the “Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I

ASSETS

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer, effective as of the Effective Time (as defined in Section 2.04).

Section 1.02 Assets. Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to the following (less and except the Excluded Assets, as hereinafter defined):

(a)	the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”), subject to the limitations set forth in Exhibit A, which include depth limitations and excluded interests in Wells, together with any overriding royalty interests and other interests of Seller of any kind and character in and to the Leases (including any renewals, modifications, supplements, ratifications or amendments to the Leases) and the lands covered by the Leases (as so limited, collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)	all rights incident to the Subject Interests, including, without limitation, all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined in Subsection (e) of this Section 1.02) production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)	all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to, appurtenant to or used or held for use solely in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(1)

(d)	all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B (collectively, the “Wells”);

(e)	all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) (collectively, the “Hydrocarbons”) produced from, allocated to or attributable to, the Subject Interests from and after the Effective Time; all Hydrocarbon inventories from, allocated to or attributable to the Subject Interests that are in storage on the Effective Time; and, to the extent related or attributable to the Subject Interests, all production, plant, and transportation imbalances as of the Effective Time; and all make-up rights with respect to take-or-pay payments;

(f)	all personal property, equipment, fixtures, inventory and improvements located on, associated with or used in connection with the Subject Interests and the Easements or with the production, compression, gathering, transportation, treatment, sale, or disposal of Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(g)	to the extent assignable, all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases, the Easements, the Wells or the Personal Property, including, without limitation, unitization, pooling and communitization agreements, declarations and orders, production sales contracts, farmin and farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the “Contracts”);

(h)	to the extent transferable, all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of Seller (collectively, the “Records”);

(2)

(i)	all franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by any Third Party, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Subject Interests or the ownership or operation thereof;

(j)	all geological and geophysical data (including seismic data) relating to the Subject Interests, other than such data that is interpretive in nature or which cannot be transferred without the consent of, or payment to, any Third Party (unless, in the case of a payment requirement, Buyer agrees in writing to make such payment). For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(k)	all (i) trade credits and refunds and all accounts receivable and general intangibles (as such terms are defined in the Texas Uniform Commercial Code), attributable to the Assets with respect to any period of time on or after the Effective Time; and (ii) liens and security interests in favor of Seller to the extent relating to the Subject Interests, whether choate or inchoate, under any law or Contract to the extent arising from, or relating to, the ownership or operation on or after the Effective Time of any of the Subject Interests; and

(l)	all rights to audit the records of any person and to receive refunds or payments of any nature, and all amounts of money relating thereto with respect to the Assets, insofar as attributable to any period of time on or after the Effective Time or the Assumed Obligations.

Section 1.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all trade credits and refunds and all accounts receivable and general intangibles (as such terms are defined in the Texas Uniform Commercial Code), attributable to the Assets with respect to any period of time prior to the Effective Time; (b) to the extent not related to an Assumed Obligation, all claims and causes of action of Seller arising from acts, omissions or events occurring prior to the Effective Time, including all indemnity rights, rights under any Contracts and all other claims of Seller or any affiliate of Seller against any Third Party (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify Purchaser under Article XIV (in each case whether or not such claims are pending or threatened as of the date hereof or the Closing Date); (c) to the extent not related to an Assumed Obligation, all rights, interests, and claims that Seller may have (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or deposit, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (d) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons; (e)

(3)

all claims of Seller for refunds of or loss carry forwards with respect to any (x) Income Taxes imposed on Seller or its affiliates, (y) any Asset Taxes allocated to Seller pursuant to Section 9.02(c), and (z) any taxes (other than Income Tax and Asset Taxes) attributable to the ownership or operation of the Assets attributable to any period prior to the Effective Time (the forgoing clauses (x), (y) and (z) being referred to herein as, the “Seller Taxes”); (f) all amounts due or payable to the Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time; (g) all proceeds, income, or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time; (h) all of Seller’s rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party (unless, in the case of a payment requirement, Buyer agrees in writing to make such payment); (i) all data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller; (j) to the extent not related to an Assumed Obligation, all audit rights arising under any of the Contracts with respect to any period prior to the Effective Time, (k) any leased equipment and other leased personal property if such property, or the Contract pursuant to which it was leased, is not freely transferrable without payment of a fee or other consideration, unless Buyer has agreed in writing to pay such fee or consideration, (l) whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts, (m) any of Seller’s vehicles, and (n) any other assets which are specifically described on attached Schedule 1.03.

Article II

PURCHASE PRICE

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of Three Hundred Twenty-Seven Million Dollars ($327,000,000) (the “Purchase Price”), as allocated and as adjusted in accordance with the provisions of this Agreement. The Purchase Price, as adjusted pursuant to Section 10.02, shall be paid to Seller at Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Seller not less than one (1) business day prior to the Closing.

Section 2.02 Deposit. No later than one (1) business day after the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Deutsche Bank, N.A. (the “Escrow Agent”), a performance guarantee deposit in the amount of ten percent (10.0%) of the unadjusted Purchase Price (the “Deposit”). The Deposit shall be paid by Buyer to the Escrow Agent by means of a completed federal funds transfer to an account (the “Escrow Account”) with the Escrow Agent, to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement of even date herewith among Seller, Buyer, and Escrow Agent (the “Escrow Agreement”).

Section 2.03 Allocated Values. Buyer and Seller have agreed on the allocation of the Purchase Price among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”). Seller and Buyer agree that the Allocated Values shall be used for federal income tax purposes, for computation of any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV, and for all other purposes incident to this Agreement.

(4)

Section 2.04 Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective as of 7:00 a.m. local time where the Assets are located on September 1, 2016 (the “Effective Time”).

Article III

TITLE MATTERS

Section 3.01 Examination Period. Following the execution date of this Agreement until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Article XI (the “Examination Period”), Seller shall permit Buyer and/or its representatives (including Buyer’s Environmental Consultant) to examine, at all reasonable times, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. During the Examination Period, (a) Seller shall give Buyer and/or its representatives (including Buyer’s Environmental Consultant) access to the Assets to inspect the condition of such Assets and (b) Seller shall use reasonable efforts (including the assertion of any rights of Seller to information to which Seller is entitled pursuant to an applicable joint operating agreement) to obtain permission for Buyer to gain access to the Assets operated by Third Parties and the records and files of such Third Parties to inspect the condition of such Assets, records, and files.

Section 3.02 Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such title of Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (e) of this Section 3.02):

(a)	entitles Seller (and will entitle Buyer, as successor in interest to Seller) to receive not less than the percentage set forth in Exhibit B as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each well or unit as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such well;

(b)	obligates Seller (and will obligate Buyer as successor in interest to Seller) to bear not greater than the percentage set forth in Exhibit B as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each well or unit as set forth in Exhibit B, all without increase (unless accompanied by a corresponding and proportionate increase in Seller’s Net Revenue Interest) throughout the productive life of such well; and

(c)	is free and clear of all liens, encumbrances and defects in title.

(5)

(d)	as to each Undeveloped Lease, entitles Seller, throughout the productive life of such Undeveloped Lease, to the aggregate number of Net Mineral Acres in and to all such Undeveloped Lease set forth therefor on Exhibit C. The term “Undeveloped Lease” means each Lease (or portion thereof) that is not included in or allocated to the proration unit for a Well. The term “Net Mineral Acre” means, as to each parcel or tract burdened by an Undeveloped Lease, the product of (i) the number of surface acres of land that are described in such parcel or tract (i.e., gross acres), multiplied by (ii) the undivided interests in the fee minerals, non-executive interests and other mineral fee interests in the lands covered by such parcel or tract burdened by the applicable Undeveloped Lease, multiplied by (iii) Seller’s working interest in such Undeveloped Lease.

(e)	The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)	the terms and provisions of the Leases and Contracts, to the extent that they do not, individually or in the aggregate, reduce Seller’s (or Buyer’s, as successor in interest to Seller) Net Revenue Interest below that shown in Exhibit B, reduce Seller’s Net Mineral Acres in an Undeveloped Lease below that shown in Exhibit C or increase Seller’s (or Buyer’s, as successor in interest to Seller) Working Interest above that shown on Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest;

(ii)	any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business, and which amounts are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(iii)	any liens for taxes and assessments not yet due and payable or, if due and payable, that are being contested in good faith in the ordinary course of business;

(iv)	any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws (hereinafter defined), rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(v)

any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines,

(6)

telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, in each case, to the extent that same do not individually or in the aggregate materially interfere with the oil and gas operations to be conducted on any Asset;

(vi)	all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B, reduce Seller’s Net Mineral Acres in an Undeveloped Leases below that shown in Exhibit C or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding and proportionate increase in the Net Revenue Interests;

(vii)	preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights or without dispute;

(viii)	required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights or without dispute;

(ix)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Leases or interests therein that are customarily obtained subsequent to such sale or conveyance and if such Governmental Authority is, pursuant to applicable law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable law are satisfied;

(x)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Laws, rules, and regulations of such Governmental Authorities;

(7)

(xi)	any liens of record to be released by Seller at the Closing and that are actually released at Closing;

(xii)	any defect that (A) is based solely on a lack of information in the files of Seller or references to a document if such document is not in the files of Seller; (B) arises out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another person’s superior claim of title to the relevant Asset; (C) is in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another person’s superior claim of title to the relevant Asset; (D) arises out of a lack of survey, unless a survey is expressly required by applicable Laws; (E) consists of an alleged defect in the authorization, execution, delivery, acknowledgement or approval in Seller’s chain of title unless Buyer provides affirmative evidence that such defect has resulted in another party’s superior claim of title; (F) is based on any failure of the records of any Person to reflect sufficient production or operations over any period of time unless the applicable lessor has alleged in writing that such failure has caused the applicable Lease to terminate or expire or Buyer provides evidence of insufficient production or operations that could reasonably be expected to give rise to a right to terminate or partially terminate the applicable Lease or cause the applicable Lease to expire or partially expire; or (G) is based on unreleased instruments (including prior oil and gas leases and mortgages) that pursuant to their terms are not in force and effect; and

(xiii)	all defects and irregularities affecting the Assets which individually or in the aggregate do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B, reduce Seller’s Net Mineral Acres in an Undeveloped Leases below that shown in Exhibit C or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding and proportionate increase in the Net Revenue Interests, operate to interfere materially with the operation, value or use of the Assets, and that would not be considered material when applying general industry standards.

Section 3.03 Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset; or (b) any default by Seller under a lease, farmout agreement or other contract or agreement that would (i) have a material adverse effect on the operation, value or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in cancellation of Seller’s interest therein.

(8)

Section 3.04 Notice of Title Defects.

(a)	If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller as promptly as reasonably possible, but no later than October 10, 2016 (the “Defect Notice Date”), of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be sent to Seller by 5:00 p.m. Central Daylight Time on the Defect Notice Date, (iii) describe the Title Defect in reasonably sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall, subject to Seller’s special warranty of title in the Assignment, be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)	Upon the receipt of any such effective notice from Buyer, Seller, at Seller’s option, may, but shall not be obligated to, elect to attempt to cure such Title Defect at any time prior to the Closing.

(c)	The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a lien upon any Asset that is liquidated in amount, the Title Defect Value is the amount necessary to be paid to unconditionally remove the lien from the affected Asset.

(ii)	If the Title Defect asserted is that the Net Revenue Interest attributable to any Asset is less than that stated in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Asset multiplied by a fraction, the numerator of which is the decrease in Seller’s Net Revenue Interest and the denominator of which is Seller’s Net Revenue Interest stated on Exhibit B.

(iii)

if a Title Defect constitutes a reduction in the aggregate number of Net Mineral Acres as to Seller’s interest in an Undeveloped Lease, then the Title Defect Amount shall be equal to the product of (A) the Net Mineral Acre Price therefore multiplied by (B) the remainder of (1) the number of Net Mineral Acres set forth on Exhibit C purported to be included in such Seller’s interest in such

(9)

Undeveloped Lease minus (2) the actual aggregate number of Net Mineral Acres included in Seller’s interest in such Undeveloped Lease after giving effect to such Title Defect. As used herein, the term “Net Mineral Acre Price” means, with respect to each Undeveloped Lease, the value set forth in Exhibit C for each Net Mineral Acre burdened by such Undeveloped Lease.

(iv)	If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest set forth on Exhibit B for which there is not a corresponding and proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(v)	If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(vi)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder to the extent such costs or losses generate an adjustment to the Purchase Price.

(vii)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.

(viii)	Such other factors as are reasonably necessary to make a proper evaluation.

Section 3.05 Remedies for Title Defects.

(a)	With respect to each Title Defect that Seller does not cure to Buyer’s reasonable satisfaction on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller and Seller shall assign the Asset subject to such Title Defect to Buyer at Closing without further claim against Seller.

(b)

If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, (i) Seller’s good faith estimate of the Title Defect Value(s) shall be used for the purposes of determining the Purchase Price

(10)

reflected on the Statement pursuant to Section 10.03, subject to and without waiver of either Party’s right to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03 following Closing, and (ii), Seller shall assign the affected Asset(s) to Buyer at Closing, subject to the determination of the validity of any Title Defect and/or Title Defect Value by the Independent Expert and any necessary adjustments to the Purchase Price on the final Accounting Statement pursuant to Section 12.02.

(c)	Notwithstanding anything to the contrary in this Agreement, (i) if the Title Defect Value of a given individual Title Defect does not exceed $75,000, then no adjustment to the Purchase Price shall be made for such Title Defect and (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects does not exceed one and one-half percent (1.5%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects does exceed one and one-half percent (1.5%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess (such adjustment, the “Title Defect Adjustment”).

Section 3.06 Preferential Rights To Purchase. Seller shall use its reasonable efforts to comply with all preferential right to purchase provisions relative to any Asset prior to the Closing. Seller shall determine (in its reasonable judgment) the extent of the preferential purchase rights encumbering the Assets, and said determination shall be used by Seller to provide the preferential purchase right notifications. If, (i) prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to an Asset to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises), or (ii) the time period for exercising such preferential right has not expired prior to the Closing or been waived by the holder thereof, then, in each case, the Asset covered by said preferential purchase right shall be excluded from the Assets to be conveyed to Buyer, the Purchase Price shall be reduced by the Allocated Value of said Asset as set forth on attached Exhibit C, and Seller shall be entitled to retain all proceeds paid for the affected Asset by the Person exercising such preferential right to purchase or similar right. If the holder of the preferential purchase right fails to consummate the purchase of the Asset subject to the preferential purchase right, Seller shall promptly notify Buyer. Within ten (10) calendar days after Buyer’s receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Asset under the terms of this Agreement for a price equal to the Allocated Value of such Asset as set forth on Exhibit C. Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Asset if Buyer is not notified of the preferential purchase right holder’s failure to consummate the purchase of the Asset within ninety (90) calendar days following Closing. Subject to the last sentence of this Section 3.06, Seller will send out the applicable preferential right to purchase notices within five (5) business days after the date this Agreement is executed. In no event will Seller or any of its affiliates send any notices pursuant to this Section 3.06 until the earlier of (x) Buyer’s initial public announcement regarding this Agreement and the transactions contemplated hereby and (y) four (4) business days after the date this Agreement is executed.

(11)

Section 3.07 Consents to Assignment. Subject to the last sentence of this Section 3.07, within five (5) business days after the date this Agreement is executed, Seller shall prepare and send notices to the holders of all necessary consents from Third Parties to assign the Assets prior to Closing that are set forth on Schedule 5.12 (other than governmental approvals that are customarily obtained after Closing). Seller shall use commercially reasonable efforts (which shall not require the payment of money; provided that Seller gives Buyer the option to make such payment) to obtain such consents and Buyer shall, upon request of Seller, use commercially reasonable efforts to assist Seller in obtaining such consents. Seller shall deliver a written notice to Buyer on or before the date that is five (5) business days prior to Closing setting forth each consent requirement which, as of such date, has not been unconditionally satisfied or waived. In no event shall there be transferred at Closing any Asset for which a consent requirement has not been satisfied and for which the failure to obtain such consent would (i) cause (A) the assignment to Buyer of any portion of the Assets to be void or voidable or (B) the termination of a Lease under the express terms thereof, or (ii) require the payment of a fee (unless Buyer agrees in writing to pay such fee). To the extent such consents are not obtained prior to Closing and, in the reasonable judgment of Buyer, could invalidate the conveyance of some or all of the Assets hereunder or the Leases, then the affected Asset shall be excluded from the Assets to be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the Allocated Value of said Asset as set forth on Exhibit C, and the affected Asset shall constitute an Excluded Asset and be deemed deleted from the Exhibits and Schedules hereto. In all other cases, such un-obtained consents shall not cause the affected Assets to be excluded from the Assets to be conveyed to Buyer at Closing. If the holder of a consent requirement that is not obtained by Closing and causes the affected Asset to be excluded from the Closing later provides such consent, Seller shall promptly notify Buyer. Within ten (10) calendar days after Buyer’s receipt of such notice from Seller or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Asset under the terms of this Agreement for a price equal to the Allocated Value of such Asset as set forth on Exhibit C. Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Asset if Buyer is not notified of the obtained consent within 120 calendar days following Closing. In no event will Seller or any of its affiliates send any notices pursuant to this Section 3.07 until the earlier of (x) Buyer’s initial public announcement regarding this Agreement and the transactions contemplated hereby and (y) four (4) business days after the date this Agreement is executed.

Section 3.08 Remedies for Title Benefits.

(a)

If either Party discovers any Title Benefit affecting the Assets during the period from the date of this Agreement to 5:00 p.m. Central Daylight Time on the Defect Notice Date, it shall promptly notify the other Party in writing thereof on or before such expiration. With respect to each Asset affected by Title Benefits reported under this Section 3.08, the Title Defect Amount for such Asset, if any, shall be decreased by an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, taking into account the portion of Seller’s interest in the Subject Interest affected by the Title Benefit, the

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legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Subject Interest, the values placed on the Title Benefit by Buyer and Seller, and such other factors as are necessary to make a proper evaluation and determination of such value; provided, however, that (i) if the Title Benefit Value of a given individual Title Benefit does not exceed $75,000, then no upward adjustment to the Purchase Price shall be made for such Title Benefit, and (ii) there shall be no upward adjustment to the Purchase Price unless and until the aggregate Title Benefit Values which would generate an upward adjustment to the Purchase Price pursuant to clause (i) exceeds one and one-half percent (1.5%) of the Purchase Price, and then only to the extent that such aggregate amount exceeds one and one-half percent (1.5%) of the Purchase Price. For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Subject Interest that is greater than that set forth in Exhibit B (without a corresponding and proportionate increase in Seller’s Working Interest above that shown in Exhibit B) or Seller’s Net Mineral Acres in any Undeveloped Lease is greater than that shown in Exhibit C or Seller’s Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest). Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(b)	If, with respect to a Title Benefit, the Parties are not deemed to have agreed on the existence of the Title Benefit or the Title Benefit Value prior to the Closing Date, (i) Seller’s good faith estimate of such Title Benefit Value shall be used to determine the offset to the applicable Title Defect Amount, subject to and without waiver of either Party’s right to have the validity of such Title Benefit and/or such Title Benefit Value determined by an Independent Expert pursuant to Section 16.03 following Closing, and (ii) Seller shall assign the Asset to Buyer at Closing, subject to the determination of the validity of the Title Benefit and/or Title Benefit Value by the Independent Expert and any necessary adjustments to the Purchase Price on the final Accounting Statement pursuant to Section 12.02.

Section 3.09 EXCLUSIVE REMEDY WITH RESPECT TO TITLE DEFECTS AND TITLE BENEFITS. EXCEPT WITH RESPECT TO THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT, THIS ARTICLE III SHALL, TO THE FULLEST EXTENT PERMITTED PURSUANT TO APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF THE BUYER WITH RESPECT TO TITLE DEFECTS. BUYER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, LIABILITIES, COSTS AND EXPENSES, INCLUDING COURT COSTS AND REASONABLE ATTORNEY’S FEES, INTERESTS OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, CONTRACT, TORT OR OTHERWISE, KNOWN

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OR UNKNOWN, WHICH BUYER MAY NOW OR SUBSEQUENTLY HAVE BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT(S) EXCEPT FOR A BREACH OF THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT. IN ADDITION, TITLE DEFECT(S) SHALL NOT BE TAKEN INTO ACCOUNT FOR PURPOSES OF DETERMINING WHETHER THE CONDITION SET FORTH IN SECTION 8.01 HAS BEEN SATISFIED OR FOR THE PURPOSE OF DETERMINING WHETHER BUYER HAS THE RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO ARTICLE XI (OTHER THAN A TERMINATION UNDER ARTICLE XI THAT IS BASED ON SECTION 8.04).

Article IV

ENVIRONMENTAL MATTERS

Section 4.01 Environmental Review.

(a)

Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets and Seller’s records pertaining to the Assets (as set forth in Section 3.01) during the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall not include any invasive test or procedure unless Buyer, in its reasonable discretion based on the findings of Buyer’s Environmental Review, determines that an invasive test or procedure is needed with respect to an Asset and Seller consents to such invasive test or procedure. In the event that Buyer requests an invasive test or procedure pursuant to the forgoing sentence and Buyer does not obtain the prior written consent of Seller to such invasive test or procedure, Buyer may, in its sole discretion, exclude the affected Asset from the sale, in which case the affected Asset shall be excluded from the Asset to be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the Allocated Value of said Asset as set forth on Exhibit C, and the affected Asset shall constitute an Excluded Asset and be deemed deleted from the Exhibits and Schedules hereto. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) notify Seller two (2) business days prior to conducting any work comprising Buyer’s Environmental Review that requires access to the Assets, (ii) perform any work physically on the Assets in a safe and workmanlike manner consistent with the standard of care normally exercised in the course of such work and so as to not unreasonably interfere with Seller’s operations, and (iii) comply in all material respects with all applicable Laws, rules, and regulations. Seller shall use commercially reasonable efforts to assist Buyer with obtaining any Third Party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such Third Party consent. To the extent

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Buyer’s Environmental Review is conducted by physically accessing the Assets, Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT EXCLUDING THOSE RESULTING FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) to the extent arising out of or relating to Buyer’s Environmental Review; provided however that Buyer shall have no responsibility under this sentence for conditions existing prior to Buyer’s Environmental Review or the discovery of such conditions except to the extent constituting an Assumed Obligation under Section 14.02. Buyer hereby covenants and agrees that (x) it will have at least $10,000,000 of general liability insurance to cover its indemnifications hereunder prior to the commencement of Buyer’s Environmental Review or (y) will have the financial capacity to satisfy up to $10,000,000 of indemnification obligations of Buyer pursuant to this Section 4.01. Buyer shall deliver to Seller a copy of any final report (the “Environmental Report”) generated by the Environmental Consultant pursuant to Buyer’s Environmental Review; provided that such report shall be delivered for information purposes only and Seller shall not be entitled to rely upon such report.

(b)

Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller, except to the extent such Environmental Information (i) is or becomes generally available to the public other than as a result of a breach by Buyer of this Section 4.01(b), (ii) was (or becomes) available to Buyer (or its Affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, and advisors) on a non-confidential basis prior to its disclosure to Buyer, (iii) is disclosed after the Closing and relates to an Assumed Obligation, or (iv) is required, by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or law to be disclosed or is required to be disclosed in connection with the Environmental Defect process provided by this

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Agreement. Buyer may disclose such Environmental Information to its officers, employees, agents, representatives, consultants, and advisors who need to know such information for the purpose of aiding Buyer in the transactions contemplated hereby or matters relating thereto. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement and in connection with Buyer’s ownership and operation of the Assets after Closing. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide copies of the Environmental Information to Seller without charge for information purposes only and Seller shall not be entitled to rely upon such Environmental Information. If Closing occurs, Seller shall treat confidentially any Environmental Information provided to Seller by Buyer or Buyer’s Environmental Consultant, and Seller shall not disclose any such Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Buyer, except to the extent such Environmental Information (1) is or becomes generally available to the public other than as a result of a breach by Seller of this Section 4.01(b) or (2) is required, by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or law to be disclosed or is required to be disclosed in connection with the Environmental Defect process provided by this Agreement or in connection with any dispute between the Parties related to this Agreement.

(c)	Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the Assets.

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Section 4.02 Environmental Definitions.

(a)	Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, any environmental condition that (i) constitutes, pursuant to Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located, an actual violation of such Environmental Laws or (ii) would reasonably be expected to constitute a violation of such Environmental Laws if investigated by a Governmental Authority, regardless of whether Seller has been so notified or investigated by a Governmental Authority.

(b)	Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)	Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all Laws of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, and comparable state and local Laws addressing pollution or protection of the environment, species or biological or cultural resources and all regulations implementing the foregoing.

(d)

Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available and commercially reasonable and practical, consistent with Environmental Laws, and otherwise rehabilitate or restore the affected Asset, such that it is in compliance with Environmental Laws, taking into account that the potential use of mechanisms to contain or stabilize hazardous materials, including

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monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc., provided such methods are allowable under Environmental Laws, may be the most cost-effective manner reasonably available, together with any fines, penalties, fees, damages, losses, or other amounts due, or alleged to be due, to a Third Party with respect to the alleged Environmental Defect for which Buyer will have liability following Closing and the effect of any applicable limitation on the use or operation of the affected Asset due to the Environmental Defect imposed by a Governmental Authority or due to any remediation or other curative response.

Section 4.03 Notice of Environmental Defects.

(a)	If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller no later than the Defect Notice Date of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be sent to Seller prior to 5:00 p.m. Central Daylight Time on the Defect Notice Date; (iii) describe the Environmental Defect in reasonably sufficient detail, including, without limitation, (A) the written conclusion of Buyer’s Environmental Consultants that an Environmental Defect exists and (B) an initial list of provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation or the standard which the Asset does not meet; (iv) identify the specific Assets affected by such Environmental Defect, including, if applicable and without limitation, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Seller elected Section 4.04(a) as the remedy therefor.

(b)	Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02). Upon the receipt of such effective notice from Buyer, Seller, at Seller’s option, may, but shall not be obligated to, attempt to cure such Environmental Defect at any time prior to the Closing. The election by Seller to cure one or more alleged Environmental Defects shall not: (i) affect the rights and obligations of the Parties under this Article IV with respect to dispute resolution; or (ii) constitute a waiver of any of the rights of Seller pursuant to this Article IV, including Seller’s right to dispute the existence, nature, or cost to remediate any such alleged Environmental Defect.

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Section 4.04 Remedies for Environmental Defects.

(a)	If any Environmental Defect described in a notice delivered in accordance with Section 4.03 is not cured to Buyer’s reasonable satisfaction on or before the Closing, and neither Party has elected to exclude the affected Assets from this sale pursuant to Subsection 4.04(b), then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties and the Asset shall be transferred to Buyer at Closing without further claim against Seller, with respect to such Environmental Defect.

(b)	If on or before Closing the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, then (i) the Seller’s good faith estimate of the Environmental Defect Value(s) shall be used for the purposes of determining the Purchase Price reflected on the Statement pursuant to Section 10.03, subject to and without waiver of either Party’s right to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 16.03 following Closing, and (ii) Seller shall assign the affected Asset(s) to Buyer at Closing, subject to the determination of the validity of any Environmental Defect and/or Environmental Defect Value by the Independent Expert and any necessary adjustments to the Purchase Price on the final Accounting Statement pursuant to Section 12.02. Notwithstanding the foregoing, either Buyer or Seller shall have the right to exclude an Asset from the sale if Buyer’s Environmental Consultant’s estimate of the Environmental Defect Value exceeds fifty percent (50%) of the Allocated Value of the Asset(s) affected thereby, in which case the affected Asset shall be excluded from the Assets to be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the Allocated Value of said Asset as set forth on Exhibit C, and the affected Asset shall constitute an Excluded Asset and be deemed deleted from the Exhibits and Schedules hereto.

(c)

Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed $75,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects does not exceed one and one-half percent (1.5%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefore; and (iii) if the aggregate

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adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects does exceed one and one-half percent (1.5%)of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Section 4.05 EXCLUSIVE REMEDIES WITH RESPECT TO ENVIRONMENTAL DEFECTS. SUBJECT TO SECTION 5.14, THE RETAINED OBLIGATIONS AND SECTION 14.04(b), THIS ARTICLE IV SHALL, TO THE FULLEST EXTENT PERMITTED PURSUANT TO APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO ENVIRONMENTAL DEFECTS. SUBJECT TO SECTION 5.14, THE RETAINED OBLIGATIONS AND SECTION 14.04(b), BUYER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, LIABILITIES, COSTS AND EXPENSES, INCLUDING COURT COSTS AND REASONABLE ATTORNEY’S FEES, INTERESTS OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, CONTRACT, TORT OR OTHERWISE, KNOWN OR UNKNOWN, WHICH BUYER MAY NOW OR SUBSEQUENTLY HAVE BASED ON, RELATING TO, OR ARISING OUT OF, ANY ENVIRONMENTAL DEFECT(S). SUBJECT TO SECTION 5.14, ENVIRONMENTAL DEFECT(S) SHALL NOT BE TAKEN INTO ACCOUNT FOR PURPOSES OF DETERMINING WHETHER THE CONDITION SET FORTH IN SECTION 8.01 HAS BEEN SATISFIED OR FOR THE PURPOSE OF DETERMINING WHETHER BUYER HAS THE RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO ARTICLE XI (OTHER THAN A TERMINATION UNDER ARTICLE XI THAT IS BASED ON SECTION 8.04).

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

Section 5.01 Seller’s Existence. Seller is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and is duly qualified to conduct business in the State of Texas. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Seller’s headquarters and principal offices are all located in the State of Texas.

Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement (and all documents and instruments required to be executed and delivered by Seller at Closing) will not violate, be in conflict with, result in a default under, result in the creation of a Lien under, or give rise to any right of termination, cancellation, or acceleration under:

(a)	any provision of Seller’s certificate of formation or other governing documents;

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(b)	except for those preferential rights to purchase and consents to assignment on Schedule 5.12, any agreement or instrument to which Seller is a party or by which Seller or the Assets are bound that will adversely affect the Assets or the use, operation, or value thereof in any material respect following Closing; or

(c)	any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller that will adversely affect the Assets or the use, operation, or value thereof in any material respect following Closing.

Section 5.03 Execution. The execution, delivery and performance of this Agreement (and all documents and instruments required to be executed and delivered by Seller at Closing) and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise), and Seller shall indemnify Buyer with respect thereto.

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Knowledge of Seller threatened against Seller. Assuming (i) satisfaction of the conditions in Article VII or waiver of such conditions, and (ii) the accuracy of the representations and warranties of Buyer set forth in this Agreement, and after giving effect to the transactions contemplated by this Agreement, including payment of the Purchase Price, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, Seller will be Solvent as of the Closing and immediately following the Closing. For purposes of this Section 5.05, “Solvent” with respect to Seller means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Seller and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Seller and its subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal and state Laws governing determinations of the insolvency of debtors, including applicable fraudulent transfer Laws, and (B) the amount that will be required to pay the probable liabilities of Seller and its subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) Seller will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) Seller will be able to pay its liabilities, including contingent and other liabilities, as they mature.

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Section 5.06 Suits. Except as shown on Schedule 5.06, there is (i) no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority, and (ii) no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened, in each case against Seller with respect to the Assets or against any of the Assets or that would affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07 Royalties, Suspense Accounts. All rentals, royalties, and other payments due under the Subject Interests described in Exhibit A have been timely and properly paid, except those amounts in suspense. To Seller’s Knowledge, except as shown on Schedule 5.07, there are currently pending no written request or written demands received by Seller for payments or adjustments of payments, or performance pursuant to obligations under the Leases. Schedule 5.07 lists all funds held in suspense (including funds held in suspense for unleased interests) by Seller or its affiliates that are attributable to the Assets (the “Suspense Amounts”), a description of the source of the Suspense Amounts and the reason they are being held in suspense and, if known, the name or names of the persons claiming the Suspense Amounts or to whom the Suspense Amounts are owed.

Section 5.08 Taxes. Except as disclosed on Schedule 5.08:

(a)	Each tax return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) required to be filed with respect to the Assets has been timely and properly filed, and all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects (whether or not such taxes are reflected on a Tax Return);

(b)	There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax;

(c)	No Asset is subject to a tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable law, and any tax partnership listed on Schedule 5.08 has, or as of Closing shall have, in effect an election under Section 754 of the Code that will apply with respect to the Assets;

(d)	Neither Seller nor its affiliates have received written notice of any pending claim against Seller or its affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of taxes with respect to the Assets, and there are no audits, suits, proceedings, assessments, reassessments, deficiency claims, or other claims relating to any taxes of Seller or its affiliates with any applicable Governmental Authority;

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(e)	There are no liens for taxes on any of the Assets other than liens constituting Permitted Encumbrances; and

(f)	No Governmental Authority has ever asserted a claim that Seller or its affiliates are subject to tax in a jurisdiction in which Seller or its affiliate, as applicable, is not filing Tax Returns.

Section 5.09 Contracts. (a) Schedule 5.09 lists all Material Contracts, (b) all Material Contracts are in full force and effect and constitute the valid and binding obligation of Seller, and to Seller’s Knowledge, the other party thereto, and are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy Laws or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) prior to the date of this Agreement, Seller has made available to Buyer (or its representatives) complete and accurate copies of each Material Contract, and (d) neither Seller nor, to Seller’s Knowledge, any other person, is in default with respect to any of its obligations under such Material Contracts, or with the passage of time, the giving of notice, or both, would be in material breach or material default under any such Material Contract and Seller has not received any written notice of any material breach or material default under any such Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (including all amendments, exhibits, supplements and modifications to any such Contract) other than the Leases: (A) with any Affiliate, (B) for the sale, exchange, gathering, disposal, processing, treating, storage or other disposition of Hydrocarbons produced from or attributable to Seller’s interests in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice, (C) to sell, lease, farmout or otherwise dispose of any interest in any of the Assets after the date of this Agreement (including Contracts that contain preferential purchase rights, rights of first offer, rights of first refusal and tag-along rights relating directly to the Assets to be sold), other than conventional rights of reassignment arising in connection with such Seller’s surrender or release of any of the Assets, (D) that is a joint operating agreement, unit operating agreement, exploration agreement, development agreements, area of mutual interest agreements, exchange agreements, pooling agreements and other similar agreement, (E) for guarantees, bonds, letters of credit or similar financial agreements, (F) that is or includes a non-competition or non-solicitation agreement, an area of mutual interest agreement, or any agreement that purport to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller conducts business, (G) that is a sale lease-back agreement, indenture, loan agreement, credit agreement, security agreement, mortgage, promissory note or similar financial agreement that will be binding on, or result in a Lien on, any of the Assets after the Closing Date, (H) that is for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty or premium on thirty (30) days or less notice, (I) that would obligate Buyer to drill additional wells or conduct other individual development operations (other than plugging and abandonment operations); and (J) any other Contracts, excluding the Leases and any joint operating agreements, that could reasonably be expected to result in (y) aggregate payments by Seller (net to the interest of Seller) of more than $100,000 per fiscal year or (z) revenues (net to the interest of Seller) of more than $100,000 per fiscal year.

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Section 5.10 Compliance with Laws. Except with respect to Environmental Laws, and except as disclosed on Schedule 5.10, (a) Seller’s ownership and the operation of the Assets is in material compliance with all applicable Laws, and (b) all necessary and material permits, licenses, approvals, consents, certificates, and other authorizations with respect to the ownership and operation of the Assets have been obtained and maintained in full force and effect in all material respects. For the avoidance of doubt, except as set forth in Section 5.14, Seller makes no representations or warranties in this Agreement, express or implied, regarding the environmental condition of the Assets or compliance with any applicable Environmental Laws. As used in this Agreement, “Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a Governmental Authority.

Section 5.11 Payments for Production; Imbalances. Except as set forth on Schedule 5.11, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery. Schedule 5.11 lists all production, transportation, plant, pipeline or other imbalances with respect to production from the Assets. No imbalance constitutes all of Seller’s (or its affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement.

Section 5.12 Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.12 and Schedule 17.14, there are no preferential rights to purchase, rights of first refusal, rights of first offer, tag-along rights or consent requirements which may be applicable to the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable law are satisfied).

Section 5.13 Capital Commitments. Except as set forth on Schedule 5.13, there are no outstanding authorities for expenditure or commitments to make expenditures which are binding on the Assets which Seller reasonably anticipates will individually require expenditures by Seller or its successor in interest from and after the Effective Time in excess of $100,000. Except as set forth on Schedule 5.13, none of the Leases require Seller or its successor in interest to drill any obligation wells during the period of time from the Effective Date to December 31, 2018 or include any continuous drilling or continuous operation requirements that will require continuous drilling or continuous operations during the period of time from the Effective Date to December 31, 2018 (other than customary requirements that operations be conducted to continue a Lease beyond its primary term).

Section 5.14 Environmental. To Seller’s Knowledge, except as set forth on Schedule 5.14: (a) Seller has not received any written notice from any Governmental Authority that the Assets are not in compliance with any applicable Environmental Laws or applicable permits, (b) the Assets are not subject to any pending written demands or claims which would require Seller, under applicable Environmental Laws, to conduct an investigation or remediation of its Assets; (c) Seller has not entered into nor is a party (directly or as a successor in interest) to any

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agreement with, plea, diversion agreement or consent order, decree, settlement or judgment of any Governmental Authority that requires any remediation of any of its Assets or that were intended to resolve liabilities under Environmental Laws; and (d) except as would not reasonably be expected to have a material adverse effect, there has been no (i) disposal, release, injection, leaking, or leaching of hazardous substances, wastes, materials, or products generated by or used in connection with the ownership or operation of the Assets or (ii) non-compliance with applicable permits, in any case, that imposes a current obligation under applicable Environmental Laws to report, investigate or remedy.

Section 5.15 Hedges. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.

Section 5.16 Bonds and Credit Support. Schedule 5.16 lists all bonds, letters of credit and other similar credit support instruments maintained by Seller and its affiliates with any Governmental Authority or other Third Party with respect to the Assets.

Section 5.17 Payout Balances. To Seller’s Knowledge, as of the date of this Agreement, the payout balance for each Well is materially reflected in Schedule 5.17 as of the respective date shown thereon.

Section 5.18 [Intentionally Omitted].

Section 5.19 Well Status. Except as set forth on Schedule 5.19, none of the Wells that were drilled during such Seller’s ownership of the Assets are dry holes or shut in, temporarily abandoned or otherwise inactive Wells or are currently required by applicable Law to be plugged and abandoned which have not been plugged and abandoned in material compliance with applicable Law and, to Seller’s Knowledge, none of the Wells that were drilled prior to such Seller’s ownership thereof are dry holes or shut in, temporarily abandoned or otherwise inactive Wells or are currently required by applicable Law to be plugged and abandoned which have not been plugged and abandoned in material compliance with applicable Law.

Section 5.20 Seller’s Knowledge. As used in this Agreement with reference to Seller, the term “Knowledge” means the actual knowledge of the individuals identified on Exhibit E.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 6.01 Buyer’s Existence. Buyer is a corporation, duly organized and validly existing under the Laws of the State of Delaware and is duly qualified to conduct business in the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters and principal offices are all located in the State of Mississippi and State of Texas.

Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the

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transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement (and all documents and instruments required to be executed and delivered by Buyer at Closing) will not violate, be in conflict with, result in a default under, result in the creation of a Lien under, or give rise to any right of termination, cancellation, or acceleration under:

(a)	any provision of Buyer’s certificate of incorporation or other governing documents;

(b)	any material agreement or instrument to which Buyer is a party or by which Buyer is bound that will adversely affect the Assets or the use, operation, or value thereof in any material respect following Closing; or

(c)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer that will adversely affect the Assets or the use, operation, or value thereof in any material respect following Closing.

Section 6.03 Execution. The execution, delivery and performance of this Agreement (and all documents and instruments required to be executed and delivered by Buyer at Closing) and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer. Assuming (i) satisfaction of the conditions in Article VIII or waiver of such conditions, and (ii) the accuracy of the representations and warranties of Seller set forth in this Agreement, and after giving effect to the transactions contemplated by this Agreement, including payment of the Purchase Price, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, Buyer will be Solvent as of the Closing and immediately following the Closing. For purposes of this Section 6.05, “Solvent” with respect to Buyer means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Buyer and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Buyer and its subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal and state Laws governing determinations of the insolvency of debtors, including applicable fraudulent transfer Laws, and (B) the amount that will be required to pay the probable

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liabilities of Buyer and its subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) Buyer will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) Buyer will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 6.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 6.08 Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.

Section 6.09 Funds. Buyer has, or will have contractually arranged to have available by the Closing Date, sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.10 Non-Reliance. Except with respect to the representations and warranties of Seller set forth in Article V (including the related disclosure schedules), the certificate of Seller to be delivered at Closing and the special warranty of title in the Assignment delivered at Closing, Buyer has not relied upon any oral or written statements, representations, or warranties that may have been made by or on behalf of Seller or any of its representatives concerning the condition, operation, performance, or prospects of the Assets, or upon any written reports, financial data, business plans, projections, or forecasts, any audits, studies, or assessments, or any other written materials, copies of which may have been furnished to Buyer or as to which Buyer may have been provided access in connection with the transactions contemplated by this Agreement. Buyer and its representatives have (a) been permitted full and complete access to all materials in Seller’s (or its representatives’) possession relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or one or more persons acting on Seller’s behalf) concerning the Assets, (c) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). EXCEPT AS PROVIDED ELSEWHERE HEREIN

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TO THE CONTRARY, IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING AND THE ASSIGNMENT DELIVERED AT CLOSING, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THIS AGREEMENT OR ANY OTHER INFORMATION, DATA, OR MATERIALS (WHETHER WRITTEN OR ORAL) THAT MAY HAVE BEEN FURNISHED TO BUYER BY OR ON BEHALF OF SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

Article VII

SELLER’S CONDITIONS TO CLOSE

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or material adverse effect) on the date hereof and on the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date).

Section 7.02 Performance. Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect).

Section 7.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04 Adjustments to Purchase Price. The aggregate amount to be deducted from the Purchase Price at Closing as determined by the Parties on account of Title Defects, Environmental Defects and Casualty Losses, and the Allocated Value of the Assets (or portion thereof) to be excluded on account of preferential purchase rights and consents and Section 4.01(a), shall not exceed fifteen percent (15%) of the Purchase Price.

Section 7.05 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and be ready to deliver, as appropriate, to Seller all closing documents described in Section 10.05.

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Article VIII

BUYER’S CONDITIONS TO CLOSE

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or material adverse effect) on the date hereof and on the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

Section 8.02 Performance. Seller shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect).

Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 Adjustments to Purchase Price. The aggregate amount to be deducted from the Purchase Price at Closing as determined by the Parties on account of Title Defects, Environmental Defects and Casualty Losses, and the Allocated Value of the Assets (or portion thereof) to be excluded on account of preferential purchase rights and consents and Section 4.01(a), shall not exceed fifteen percent (15%) of the Purchase Price.

Section 8.05 Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and be ready to deliver, as appropriate, to Buyer all closing documents described in Section 10.04.

Article IX

TAX MATTERS

Section 9.01 Transfer Taxes. All sales, use or other taxes (other than Income Taxes) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer.

Section 9.02 Property Taxes, Severance Taxes and Asset Taxes

(a)

Ad valorem, real property, personal property, and all other taxes and similar obligations, and any penalties, additions to tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes or Transfer Taxes (“Property Taxes”) shall be deemed

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attributable to the period during which ownership of the applicable Assets give rise to liability for such Property Taxes, and Property Taxes for any period that begins before and ends after the Effective Time shall be apportioned between the period up to the Effective Time and the period from and after the Effective Time in proportion to the number of days in each period. All extraction, production, excise, net proceeds, severance, windfall profits and all other similar taxes, and any penalties, additions to tax such taxes, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes (“Severance Taxes”) shall be deemed attributable to the period during which production of the Hydrocarbons with respect to such Severance Taxes occurred.

(b)	Property Taxes and Severance Taxes (collectively referred to as the “Asset Taxes”) shall be divided or prorated between Seller and Buyer as of the Effective Time. Seller shall retain responsibility for Asset Taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for Asset Taxes for the period of time from and after the Effective Time.

Section 9.03 Income Taxes. Each Party shall be responsible for its own taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including franchise tax and any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including Transfer Taxes), (ii) multiple bases (including corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding taxes measured with reference to or as a substitute for any tax described in clauses (i) or (ii) above, and (iv) any penalties, additions to tax, and interest levied or assessed with respect to a tax described in (i), (ii) or (iii) (“Income Taxes”).

Section 9.04 Form 8594. Seller and Buyer acknowledge that, under Section 1060 of the Internal Revenue Code of 1986, Buyer and Seller must report information regarding the allocation of the Purchase Price and any other amounts treated as consideration for the Assets (the “Allocation Amount”) to the U.S. Secretary of Treasury by attaching Internal Revenue Service Form 8594 to their respective federal Income Tax Returns for the tax period which includes the Closing Date. Buyer and Seller agree that the Allocation Amount shall be allocated among the Assets in a manner consistent with the Allocated Values as set forth in Exhibit C, and neither Party nor its affiliates will take any Income Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such Allocated Values.

Section 9.05 Post-Closing Matters. From and after the Closing, each of Buyer and Seller shall:

(a)	Reasonably cooperate and assist the other (i) in preparing any Tax Returns relating to any tax incurred or relating to the Assets or the Transaction, and (ii) in qualifying for any exemption or reduction in tax that may be available.

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(b)	Reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any tax relating to the Assets or the Transaction.

(c)	Make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a tax incurred or imposed in connection with the Assets or the Transaction.

(d)	Provide timely notice to the other in writing of any pending or threatened tax audit, examination, or assessment that could reasonably be expected to affect the other’s tax liability under applicable Law or this Agreement (a “Tax Controversy”), and promptly furnish the other with copies of all correspondence with respect to any Tax Controversy, allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

Article X

THE CLOSING

Section 10.01 Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place on or before October 20, 2016, (the “Closing Date”) at the offices of Seller at 110 W. Louisiana Ave., Suite 405, Midland, Texas 79701, or at such other time and place as may be designated in writing by Buyer and Seller.

Section 10.02 Adjustments to Purchase Price at the Closing.

(a)	At the Closing, the Purchase Price shall be increased by the following amounts:

(i)	an amount equal to all Hydrocarbons attributable to the Assets that, at the Effective Time, are owned by Seller and are in storage above the liquid hydrocarbon flange of the applicable storage tank multiplied by the price for which production from the Assets was sold at the applicable Contract price therefor (net of all royalties and Asset Taxes to be paid by Buyer on behalf of Seller under this Agreement);

(ii)	the amount of all property expenses attributable to the Assets after the Effective Time and paid by the Seller, subject to the terms hereof, less all Third Party cash call payments held by Seller for expenses after the Effective Time;

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(iii)	for amounts owed by any Third Party to Seller with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (A) in the case of gaseous Hydrocarbons, on the basis of the NYMEX natural gas front month index price for Henry Hub on the first day of the month in which Closing occurs multiplied by the amount of imbalance in MMBtu; (B) in the case of crude oil, on the basis of the NYMEX crude oil front month index price for WTI on the first day of the month in which Closing occurs multiplied by the amount of the imbalance in barrels; (C) in the case of natural gas liquids, $17.00 multiplied by the amount of the imbalance in barrels; or (D) by an amount agreed to in writing by the Parties;

(iv)	any other amount provided for in this Agreement or agreed upon by Buyer and Seller; and

(v)	an estimate of any and all Transfer Taxes resulting from the transaction but only to the extent Seller has already paid or discharged such taxes or assessments and without duplication of Buyer’s obligation for such Transfer Taxes under Section 9.01.

(b)	At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)	the proceeds of production of Hydrocarbons attributable to the Assets occurring on or after the Effective Time and received by Seller (net of all royalties and Asset Taxes to be paid by Seller on behalf of Buyer under this Agreement);

(ii)	the amount of all property expenses attributable to the Assets prior to the Effective Time and paid by Buyer, subject to the terms hereof;

(iii)	the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 3.06 or excluded from the Closing as result of Section 3.06, Section 3.07 or Section 4.01(a);

(iv)	all downward Purchase Price Adjustments for Title Defects (net of applicable Title Benefit Amounts for Title Benefits) and Environmental Defects determined in accordance with Article III and Article IV;

(v)	the amount of royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from the Assets or the proceeds thereof to Third Parties but held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Buyer’s control at the Closing;

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(vi)	for amounts owed by Seller to any Third Party with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (A) in the case of gaseous Hydrocarbons, on the basis of the NYMEX natural gas front month index price for Henry Hub on the first day of the month in which Closing occurs multiplied by the amount of imbalance in MMBtu; (B) in the case of liquid Hydrocarbons, on the basis of the NYMEX crude oil front month index price for WTI on the first day of the month in which Closing occurs multiplied by the amount of the imbalance in barrels; or (C) by an amount agreed to in writing by the Parties;

(vii)	any other amount provided for in this Agreement or agreed upon by Buyer and Seller; and

(viii)	the Deposit plus the income earned thereon.

(c)	The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03 Closing Statement. Not later than three (3) business days prior to the Closing Date, Seller shall prepare a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles in Section 10.02 (the “Statement”). Until one (1) day before the Closing Date, Buyer shall have the opportunity to review and discuss the Statement with Seller, provided, however, Seller shall not be required to make any changes thereto to which Seller does not agree (provided, that the foregoing shall not limit Buyer’s rights under Section 16.03). Prior to or at Closing, Buyer and Seller will execute and deliver to each other the Statement as prepared in accordance with the terms hereof. At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

Section 10.04 Actions of Seller at the Closing.

At the Closing, Seller shall:

(a)	execute, acknowledge and deliver to Buyer the “Assignment” (substantially in the form as set forth in Exhibit D of this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer, including assignments required by Governmental Authorities, each in sufficient duplicate originals to allow recording or filing in all appropriate offices;

(b)	execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

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(c)	deliver to Buyer possession of the Assets;

(d)	execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e)	execute and deliver to Buyer appropriate change of operator forms and resignation of operator letters on those Assets operated by Seller;

(f)	execute and deliver the Statement;

(g)	execute and deliver a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.01 and 8.02 have been fulfilled (or specifying any such conditions that have not been fulfilled and that Buyer has waived);

(h)	deliver releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets;

(i)	execute and deliver joint written instructions to the Escrow Agent that Closing has occurred and that an amount equal to fifty percent (50%) of the Deposit and the income earned thereon as of the Closing Date should be distributed to Seller; and

(j)	execute, acknowledge and deliver any other agreements and instruments provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.05 Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)	deliver to Seller the Purchase Price (as adjusted pursuant to the provisions hereof and net of the Deposit and income earned on the Deposit) by wire transfer to an account designated in writing by Seller;

(b)	execute and deliver the Statement;

(c)	take possession of the Assets;

(d)	execute and deliver a certificate duly executed by an authorized officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Sections 7.01 and 7.02 have been fulfilled or specifying any such conditions that have not been fulfilled and that Seller has waived);

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(e)	execute and deliver joint written instructions to the Escrow Agent that Closing has occurred and that an amount equal to fifty percent (50%) of the Deposit and the income earned thereon as of the Closing Date should be distributed to Seller; and

(f)	execute, acknowledge and deliver the Assignment and any other agreements and instruments provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI

TERMINATION

Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller on the Closing Date if the conditions set forth in Article VII have not been satisfied by Buyer or waived by Seller in writing by the Closing Date;

(c)	by Buyer on the Closing Date if the conditions set forth in Article VIII have not been satisfied by Seller or waived by Buyer in writing by the Closing Date;

(d)	by either Party, if the Closing shall not have occurred on or before November 21, 2016;

(e)	by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(f)	by Buyer in accordance with Section 13.04(b).

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clauses (b) through (d) above if such Party is at such time in material breach of its representations, warranties or covenants in this Agreement.

Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall be null and void (except for the provisions of Sections 4.01(a) and (b), this Article XI, Article XVI, Sections 17.02, 17.04, 17.05, 17.06, 17.07, 17.08, 17.09, 17.10, 17.11, 17.12, and 17.15 which shall remain in full force and effect) and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

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Section 11.03 Termination Damages.

(a)	If all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and Seller terminates this Agreement pursuant to Section 11.01(b) above, and if Seller has materially performed all of its obligations hereunder and has not materially breached any representation herein by Seller, then in such event, Seller shall alternatively be entitled to terminate this Agreement and receive the Deposit (and the income earned thereon) as liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or enforce specific performance of this Agreement. If Seller exercises such right of termination, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Seller in immediately available funds within three (3) business days after the event giving rise to such payment to Buyer. In connection with any such termination, Buyer and Seller expressly acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)	If all conditions precedent to the obligations of Seller set forth in Article VII have been met and Buyer terminates this Agreement pursuant to Section 11.01(c) above, and if Buyer has performed all of its material obligations hereunder and has not breached any material representation herein by Buyer, then in such event, Buyer shall alternatively be entitled to terminate this Agreement and have the Deposit returned to Buyer or enforce specific performance of this Agreement. If Buyer exercises such right of termination, the Parties shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Buyer in immediately available funds.

(c)	If this Agreement is terminated for any reason, other than as set forth in Section 11.03(a), then the Parties shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Buyer in immediately available funds within three (3) business days after the event giving rise to such payment to Buyer. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.

Section 11.04 Attorneys’ Fees, Etc.. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party, nor any of their respective affiliates, be entitled to receive any punitive, indirect or consequential damages, unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER

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CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON.

Article XII

CERTAIN PRE-CLOSING AND POST-CLOSING OBLIGATIONS

Section 12.01 Allocation of Expense and Revenues.

(a)	Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable Severance Taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether Seller or an affiliate of Seller serves as operator prior to the Closing), and (ii) Seller will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable Severance Taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements.

(b)	In addition to the foregoing, Seller will be paid the amount as of the Effective Time of all prepaid Property Taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid Property Taxes, assessments and costs relate to periods of time after the Effective Time.

(c)	In addition to the foregoing, the Buyer will be paid an amount equal to all unpaid Asset Taxes and assessments that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed or for which current rates of assessment are not available, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Buyer’s ownership before and after the Effective Time as provided in Section 9.02(b)).

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(d)	All amounts due under this Section 12.01 that cannot be settled at Closing will be settled in accordance with final Accounting Statement under Section 12.02.

Section 12.02 Final Accounting Statement.

(a)	On or before 120 days after the Closing Date, Seller shall prepare and deliver to Buyer a post-Closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period of time between the Effective Time and Closing (“Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01. To the extent reasonably requested by Seller, Buyer shall use commercially reasonable efforts to assist in the preparation of the Accounting Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b)	Absent Buyer’s delivery of a Notice of Disagreement pursuant to Section 12.02(a), within three (3) business days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due. If Buyer delivers a Notice of Disagreement to Seller pursuant to Section 12.02(a), within three (3) business days after resolution of any Dispute regarding such Notice of Disagreement, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due.

Section 12.03 Records. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within three (3) business days after the Closing to the extent the Records are in the possession of Seller or its affiliates and are not subject to contractual restrictions on transferability. After the Closing Date, until such time that Seller satisfies its obligation to make the Records available to be picked up by Buyer, Seller shall provide the Buyer with access to the Records during normal business hours. Seller shall have the right to retain copies of any of the Records.

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Section 12.04 Exclusive Agreement. In consideration of the time and expense to be incurred by Buyer in its evaluation of the transactions contemplated by this Agreement, Seller agrees that until the earlier to occur of the termination of this Agreement or the Closing, Seller shall not, and shall not authorize or permit any of its respective subsidiaries, affiliates or representatives to (a) solicit, initiate or encourage the submission from any person of any proposal to directly or indirectly acquire any of the Assets by such person (any proposal for such a transaction, an “Alternative Proposal”), (b) enter into any agreement with respect to, or approve or recommend, any Alternative Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to constitute, any Alternative Proposal (and any such activity that is being undertaken as of the date of this Agreement shall be terminated immediately). Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in this Section 12.04 by any representative or affiliate of Seller (whether or not such person is purporting to act on behalf of Seller) shall be deemed to be a breach of this Section 12.04 by Seller.

Section 12.05 Certain Restrictions. Except as hereinafter provided in this Section 12.05, if the Closing occurs, for a twelve (12) month period following the Closing Date, Seller shall not, and shall cause its affiliates not to, (a) lease, acquire any lease, “top lease” or right or option to lease any lands within Howard County, Texas, regardless of whether it is alleged that a Lease is not in full force and effect or (b) acquire all or substantially all of the equity interests (or similar ownership interests) in a person if such person’s real and personal property includes leases, “top leases” or rights or option to lease lands within Howard County, Texas. For purposes of this Section 12.05 only, the term “affiliates” shall have no application to and shall not cover or include, and this Section 12.05 shall accordingly be inapplicable to, any of (i) ArcLight Capital Partners, LLC or (ii) any person or entity that directly or indirectly controls, is controlled by, or is under common control with ArcLight Capital Partners, LLC, other than (X) Seller and its subsidiaries or (Y) any other such person or entity in or with which any of S. Todd Gibson, Jamie R. Small, Jiri Klubal, S. Eric Hopper, Linda Crass, Keith M. Skaar, Jerry S. Berkebile or Taylor G. Sell, directly or indirectly, owns an equity interest or is employed.

Section 12.06 Confidentiality. Seller and Buyer each acknowledge that confidential information of the other may be disclosed to, made available to, or otherwise obtained by such Party (in its capacity as the recipient of such confidential information, the “Receiving Party”), whether prior to or after the date of this Agreement. Receiving Party may disclose such information to its affiliates and to its and their respective directors, officers, employees, agents, representatives, consultants, contractors, attorneys, advisors, lenders (current and prospective) and investors (current and prospective) who need to know such information for the purpose of aiding such Party in the transactions contemplated hereby or matters relating thereto; provided, however, that, subject to the remainder of this Section 12.06, until the first to occur of the one year anniversary of the Closing or the one year anniversary of the termination of this Agreement, Receiving Party agrees to maintain (and to cause its affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, contractors, attorneys, advisors, lenders and investors, to maintain) all information made available to it pursuant to this Agreement confidential, except to the extent such information (a) is or becomes generally available to the public other than as a result of a breach by Receiving Party of this Section 12.06,

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(b) was (or becomes) available to Receiving Party (or its affiliates, or its or their respective directors, officers, employees, agents, representatives, consultants, advisors, lenders and investors) on a non-confidential basis prior to its disclosure to Receiving Party, (c) is required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Receiving Party or its affiliates, to be disclosed, or (d) is required, by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or Law to be disclosed (provided that Receiving Party shall, if not prohibited by Law, provide disclosing Party with prompt written notice of any such request or requirement so disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.06). Notwithstanding anything to the contrary in the foregoing provisions of this Section 12.06, where Buyer is the Receiving Party, information included in or related to the Assets transferred to Buyer at Closing shall not constitute confidential information as to Buyer, provided, however, that until one year after the Closing, Seller shall be subject to the non-disclosure provisions contained herein with respect to such information as if Seller was the Receiving Party of such information.

Section 12.07 Satisfaction of Closing Conditions. Subject to the other terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to ensure the satisfaction of its conditions to Closing set forth in Article VII (with respect to Buyer) or Article VIII (with respect to Seller). For the avoidance of doubt, nothing in this Section 12.07 is intended to or shall require Seller to cure or attempt to cure any Title Defects asserted by Buyer under Section 3.04 or Environmental Defects asserted by Buyer under Section 4.03.

Section 12.08 Audits and Filings.

(a)	From and after the date of this Agreement, Seller shall cooperate (and shall use reasonable efforts to cause its affiliates, employees and auditors to cooperate) with Buyer and its affiliates and their respective agents and representatives to provide information regarding the Assets to the extent reasonably necessary for Buyer and its affiliates to comply with their tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority; and (ii) any filings that may be required by the United States Securities and Exchange Commission under securities Laws applicable to Buyer and its affiliates.

(b)

Without limiting the generality of the foregoing, Seller will permit Buyer and its representatives to contact Seller’s (and, if applicable, its affiliates’) current and historical accountants, auditors and employees, and Seller shall use reasonable efforts to cause its (and, if applicable, its affiliates’) current and historical accountants, auditors and employees to (i) discuss, cooperate and provide information reasonably requested by Buyer or its representatives, in order for Buyer to prepare audited and unaudited

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historical financial statements for Buyer or the Assets and pro forma financial statements of Buyer’s parent or any of its subsidiaries, in each case as would be required in connection with reports, registration statements and other filings to be made by Buyer’s parent or any of its affiliates with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder or the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder (collectively, “SEC Filings”) and (ii) cooperate with Buyer’s parent (and shall use reasonable efforts to cause its affiliates, auditors and employees to cooperate) with regard to responding to the United States Securities and Exchange Commission’s comments on such financial statements. In addition, from the date of this Agreement until the Closing, Seller agrees to reasonably cooperate with Buyer’s parent in connection with any potential financing by Buyer’s parent’s for the transactions contemplated by this Agreement (the “Potential Financing”), including providing information as reasonably requested for the preparation of materials for meetings, drafting sessions, presentations, road shows and due diligence sessions for the Potential Financing and otherwise providing reasonable access to the employees of Seller (and, if applicable, its affiliates’) in connection with the same.

(c)	Buyer shall reimburse Seller promptly for any and all out-of-pocket costs and expenses incurred by Seller or any of its affiliates, employees, accountants and auditors in performing Seller’s obligations of cooperation and assistance under this Section 12.08.

(d)	For a period of seven (7) years following the Closing, Seller shall retain all books, records, information and documents in its or its affiliates’ possession that are reasonably necessary to prepare and audit financial statements with respect to the Assets, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.

Section 12.09 Further Assurances. After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII

OPERATION OF THE ASSETS

Section 13.01 Operations after Effective Time. Seller agrees, from and after the date hereof until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

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(a)	operate the Assets in the usual, regular and ordinary manner consistent with past practice and, with respect to any Assets operated by Seller or its affiliates, as a reasonably prudent operator;

(b)	maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(c)	(i) not terminate any Material Contract and (ii) not enter into any agreement that, if in existence on the date of this Agreement would be a Material Contract, or materially amend or change the terms of any Material Contract that would involve (x) individual commitments of more than $100,000 or (y) aggregate commitments resulting from all such terminations, entry into Material Contracts, amendments or changes of more than $1,250,000;

(d)	not plug or abandon any well located on the Assets without Buyer’s prior written consent;

(e)	not transfer, sell, mortgage, pledge or dispose of any of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and, upon advance written notice to Buyer and, if such sale involves equipment with more than $100,000 in fair market value, advance written consent of Buyer, sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained and installed;

(f)	preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Properties;

(g)	submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Assets that involve individual (i) individual commitments of more than $100,000 or (ii) aggregate commitments of more than $1,250,000;

(h)	maintain insurance coverage on the Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement;

(i)	not incur any indebtedness or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attach to or encumber the Assets or any thereof;

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(j)	not waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets;

(k)	not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets; and

(l)	obtain Buyer’s written approval prior to voting under any operating, joint venture, partnership or similar agreement, which approval shall not be unreasonably withheld or delayed.

Section 13.02 Limitations on the Operational Obligations and Liabilities of Seller.

(a)	From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Seller shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in the ordinary course of business consistent with its past practices as a reasonably prudent operator, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b)	Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article XIII. To the extent that Seller is not the operator of any of the Assets, the obligations of Seller in this Article XIII shall be construed to require that Seller use commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 13.03 Operation of the Assets After the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing and, if Closing occurs, Buyer shall assume full responsibility for operating (or causing the operation of) all Assets following the Closing. Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator.

Section 13.04 Casualty Loss.

(a)	If after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any

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part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.04(b).

(b)	In the event of any loss described in Section 13.04(a), at the Closing, Buyer shall have the option to: (i) exclude the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of such affected Asset as set forth on Exhibit C, or (ii) include the affected Asset in the sale, in which event Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary contained in this Section 13.04, should the uncompensated loss described in Section 13.04(a) exceed ten percent (10%) of the Purchase Price, Buyer shall have the option to terminate this Agreement in which event the Parties shall deliver joint written instructions to the Escrow Agent to return the Deposit and any income earned thereon to Buyer within three (3) business days after such termination.

Section 13.05 Operatorship. Within three (3) business days after Closing, Seller will send out notifications of its resignation as operator for all wells Seller or any of its affiliates currently operate and is selling to Buyer pursuant to this Agreement. Seller makes no representation and/or warranty to Seller as to the transferability or assignability of operatorship of such wells, but Seller shall cooperate with Buyer and use its commercially reasonable efforts to cause operatorship of the Assets to be transferred to Buyer. Buyer acknowledges that the rights and obligations associated with such wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Article XIV

OBLIGATIONS AND INDEMNIFICATION

Section 14.01 Retained Obligations. Provided that the Closing occurs, Seller shall retain all obligations and liabilities of Seller for or with respect to (a) the payment or improper payment of royalties, rentals and other similar payments or payments held in suspense under the Leases relating to the Subject Interests accruing prior to the Effective Time (except to the extent applicable suspense accounts or balances are transferred or credited to Buyer at Closing pursuant to Section 10.02(b)); (b) Seller’s obligations under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective

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Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time; (c) all liabilities of Seller to Third Parties for personal injury, illness, death, or Third Party property damage to the extent occurring prior to the Closing Date; (d) Seller Taxes; (e) all litigation existing as of the Closing Date set forth on Schedule 5.06 (or that should have been set forth on Schedule 5.06), to the extent relating to periods of time prior to the Effective Time; (f) all obligations and liabilities of Seller for the Excluded Assets attributable to periods of time before and after the Effective Time; (g) all obligations and liabilities for offsite disposal prior to the Closing Date of any hazardous substances produced from the Assets; (h) all obligations and liabilities for any employees of Seller or its affiliates, the personal injury, illness, or death thereof, the employment or termination thereof, and the compensation and benefits inuring thereto; (i) all obligations and liabilities relating to any debt of Seller, whether or not relating to or encumbering the Assets, and (j) obligations and liabilities relating to current or former affiliates, partners, managers, members, directors, officers and employees of Seller or of its respective current or former affiliates, partners, managers, members, directors, officers and employees to the extent arising out of the governance of Seller (collectively, the “Retained Obligations”).

Section 14.02 Assumed Obligations. Provided that the Closing occurs, subject to Seller’s obligations for the Retained Obligations, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), attributable to periods before and after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, (b) Gas Imbalances, (c) the payment of royalties, rentals and other similar payments or payments held in suspense under the Leases relating to the Subject Interests accruing from and after the Effective Time, together with any suspense accounts attributable to periods prior to the Effective Time for which Buyer receives credit at Closing pursuant to Section 10.02(b), (d) Asset Taxes, (e) the condition (including, without limitation, environmental condition) of the Assets, (f) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests) regardless of whether such obligations or conditions or event giving rise to such obligations arose, occurred or accrued before or after the Effective Time, and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”). Buyer’s obligations under this Section 14.02 shall survive Closing without time limitation.

Section 14.03 Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Seller, its partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses (hereinafter defined) as a result of, arising out of, or related to the (a) the Assumed Obligations, (b) any breach of any representation or warranty of Buyer under this Agreement or in the certificate delivered at Closing pursuant to Section 10.05(d), and (c) any breach of Buyer’s covenants and agreements contained in this Agreement, REGARDLESS IN EACH

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INSTANCE OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Losses against which Seller would be required to indemnify Buyer under Section 14.04. As used in this Agreement, “Losses” means any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees).

Section 14.04 Seller’s Indemnification. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses as a result of, arising out of, or related to (a) the Retained Obligations, (b) any breach of any representation or warranty of Seller under this Agreement or in the certificate delivered at Closing pursuant to Section 10.04(g), and (c) any breach of Seller’s covenants and agreements contained in this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON. Provided, however, notwithstanding anything to the contrary contained herein (i) Seller’s indemnification obligation under this Section 14.04 for any breach of any representation or warranty of Seller under this Agreement or in the certificate delivered at Closing pursuant to Section 10.04(g) that is not a Fundamental Representation or Environmental Representation or any breach of Seller’s covenants and agreements contained in this Agreement to be performed prior to Closing shall only apply if Buyer has provided Seller with written notice claiming indemnification in good faith within twelve (12) months of the Closing Date and only with respect to the indemnification so claimed, (ii) Seller’s indemnification obligation under this Section 14.04 for any breach of an Environmental Representation shall only apply if Buyer has provided Seller with written notice claiming indemnification within six (6) months of the Closing Date, (iii) Seller’s indemnification obligation under this Section 14.04 for any breach of any representation or warranty of Seller under this Agreement or in the certificate delivered at Closing pursuant to Section 10.04(g) that is not a Fundamental Representation or any breach of Seller’s covenants and agreements contained in this Agreement (other than covenants and agreements with respect to Retained Obligations) shall only apply if the aggregate Losses associated with all claims relating to Seller’s indemnity obligations under this Section 14.04 exceeds a deductible of one and one-half percent (1.5%) of the Purchase Price, in which case Seller shall be obligated only with respect to Losses in excess of such deductible, and (iv) Seller’s indemnification obligations under this Section 14.04 with respect to the Retained Obligations shall only apply if Buyer has provided Seller with written notice claiming indemnification with respect thereto within four (4) years of the Closing Date with respect to Retained Obligations described in Sections 14.01(a)-(c) and prior to the expiration of the statute of limitations applicable thereto with respect to Retained Obligations described in Sections 14.01(d)-(h). Notwithstanding anything to the contrary herein, Seller’s obligation to indemnify hereunder for breaches of representations and warranties of Seller under this Agreement or in the certificate delivered at Closing pursuant to Section 10.04(g) that are not Fundamental Representations and breaches of Seller’s covenants and agreements contained in this Agreement

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(other than covenants and agreements with respect to Retained Obligations) shall never exceed a maximum aggregate sum of fifteen percent (15%) of the Purchase Price, inclusive of attorneys’ fees and all other expenses of litigation. As used in this Agreement, “Fundamental Representation” means the representations and warranties of Seller set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05 and Section 5.06. As used in this Agreement, “Environmental Representation” means the representations and warranties of Seller set forth in Section 5.14.

Section 14.05 Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The failure to give such prompt written notice shall not, however, relieve the indemnifying Party of its indemnification obligations except and only to the extent that the indemnifying Party forfeits rights or defenses by reason of such failure. The indemnifying Party shall be obligated to defend and shall have the right to prosecute, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense. Notwithstanding the foregoing, neither Party will, without the other party’s written consent, settle, compromise, confess judgment or permit a judgment by default in any action, suit or proceeding if such activity does not provide for a full release of the other Party and/or such activity results in any other detriment to the other Party. The Parties agree to cooperate with each other to ensure the proper and adequate defense of any matter with respect to which indemnification may be applicable. Any claim for indemnity under Section 14.03 or 14.04 by any affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No indemnified person other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of Section 14.03 or 14.04 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 14.05. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section 14.05 on behalf of the other indemnified persons affiliated with it in its sole discretion and shall have no liability to any such other indemnified person for any action or inaction under this Section 14.05.

Section 14.06 Sole and Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Buyer’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (other than post-Closing breaches of the agreements of the Parties set forth in Articles I, II, IX, X, XI, XII and XVI), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 10.04(g) and 10.05(d), as applicable, is set forth in Sections 14.03 and 14.04, as applicable. Except for the remedies contained in this Article XIV, upon the Closing, each of Seller and Buyer releases, remises, and forever discharges the Buyer Indemnitees or Seller Indemnitees, as applicable, from any and all Liabilities which such persons might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets as of Closing, regardless of the law or legal theory under which such liabilities or obligations may be sought to be imposed, INCLUDING

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RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE OIL POLLUTION ACT OF 1990, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, REGARDLESS OF WHETHER ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE NEGLIGENCE (SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, OR THIRD PARTY, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 14.07 Tax Characterization of Indemnification Payments. Buyer and Seller agree to treat any payments made pursuant to Article XIV as adjustments to the Purchase Price for tax purposes.

Section 14.08 Holdback Amount.

(a)	At Closing, Buyer and Seller shall instruct the Escrow Agent to retain in the Escrow Account and amount equal to fifty percent (50%) of the Deposit (the “Holdback Amount”). The Holdback Amount, and any income earned thereon, will be available to satisfy any payment obligations of Seller under this Agreement.

(b)	If on or prior to the date on that is nine (9) months following the Closing Date Buyer delivers a claim for indemnification or other amount owing under this Agreement to Seller, Buyer may also deliver a written certification (a “Claim Certificate”) to Seller requesting that Seller, jointly with Buyer, instruct the Escrow Agent, pursuant to a joint written instruction letter in the form required by the Escrow Agreement (a “Joint Written Instruction Letter”), to make a disbursement from the Escrow Account in connection with such claim. Such a Claim Certificate will specify the amount (or if not finally determined, Buyer’s good faith estimate of the amount) owed by Seller (such amount, the “Claimed Amount”).

(c)	If Seller disputes its indemnification or payment obligation with respect to all or a portion of the Claimed Amount (such disputed amount, the “Disputed Claim Amount”), then Seller and Buyer shall deliver a Joint Written Instruction Letter with respect to the portion of the Claimed Amount that is not a Disputed Claim Amount and an amount of the Holdback Amount equal to the Disputed Claim Amount shall be retained in the Escrow Account. Such Disputed Claim Amount will be disbursed by the Escrow Agent from the Escrow Account only (i) upon the delivery to the Escrow Agent of a Joint Written Instruction Letter or (ii) pursuant to a final non-appealable judgment or decree of a court of competent jurisdiction instructing the Escrow Agent to disburse such Disputed Claim Amount (a “Final Determination”).

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(d)	On the date that is nine (9) months following the Closing Date (the “End Date”), Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Seller from the Escrow Account the Holdback Amount and any income earned thereon, save and except an amount equal to the aggregate amount of all Disputed Claim Amounts (without duplication). The Escrow Agent shall continue to hold the aggregate amount of all Disputed Claim Amounts (without duplication) until otherwise instructed to disburse any portion of such amount pursuant to any Joint Written Instruction Letters or Final Determinations, as applicable.

(e)	The Parties agree and acknowledge that the Holdback Amount shall not be deemed a limitation to Buyer’s remedies against Seller pursuant to this Agreement. To the extent that Buyer is determined to be owed by Seller amounts in excess of the Holdback Amount, then Seller shall be liable to, and Buyer may pursue, payment for such amounts.

Article XV

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 15.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement and certificate delivered at Closing pursuant to Section 10.05(d) are exclusive and are in lieu of all other representations and warranties, express, implied or statutory other than Seller’s special warranty of title in the Assignment delivered at Closing. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT AND IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 10.05(D) AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DELIVERED AT CLOSING, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) EXCEPT WITH RESPECT TO SECTION 5.14, THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT AND IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 10.05(D) AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DELIVERED AT CLOSING, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE

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ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Seller or any other person or entity.

Section 15.03 Survival. The representations and warranties of Seller in Article V of this Agreement and in the certificate delivered at Closing pursuant to Section 10.04(g) (other than the Fundamental Representations and the Environmental Representations) shall survive Closing for a period of twelve (12) months from the Closing Date, the Environmental Representations shall survive Closing for a period of six (6) months from the Closing Date, the Fundamental Representations shall survive Closing without time limitation, and the representations of Buyer set forth in Sections 6.01 through 6.06 shall survive Closing without time limitation. Except as provided otherwise in Article XIV, the remainder of this Agreement shall survive Closing without time limitation.

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Article XVI

DISPUTE RESOLUTION

Section 16.01 General. Any and all claims, Disputes, controversies or other matters in question arising out of or relating to Title Defects, Environmental Defects, or calculation of the Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02 Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03 Dispute by Independent Expert.

(a)	Each Party shall have the right to submit Disputes regarding Title Defects, Environmental Defects, or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected by the American Arbitration Association.

(b)	Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Rules of the American Arbitration Association. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)	The charges and expenses of the Independent Expert shall be shared equally by Seller and Buyer.

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(d)	Any arbitration hearing held pursuant to Section 16.03 shall be held in Dallas, Texas

Section 16.04 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent such dispute is submitted to an Independent Expert in accordance with Section 16.03) will be instituted exclusively in the United States District Court for the Northern District of Texas in Dallas, Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 17.11. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any person other than the Parties to this Agreement. Further, nothing herein shall divest a court of competent jurisdiction of the right and power to grant a temporary restraining order, to grant temporary injunctive relief, or to compel specific performance of any decision of an arbitral tribunal made pursuant to this provision.

Article XVII

MISCELLANEOUS

Section 17.01 Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.02 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.03 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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Section 17.04 Publicity. Neither Seller nor Buyer will issue any public announcement or press release or make any other public disclosure concerning this transaction without the written consent of the other Party (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release, such agreement not to unreasonably be withheld, conditioned or delayed); provided, however, the foregoing shall not restrict disclosures (i) by Buyer or Seller to the extent that such disclosures are required by applicable securities Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its affiliates, (ii) by Buyer or Seller to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent, tag or drag rights (including, without limitation, holders of rights under the Tag Rights Agreements, as defined in Section 17.14), or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents or elections, (iii) by Buyer or Seller to such Party’s investors and members, including Buyer’s affiliates’ investors and limited partners, and to prospective investors or other persons as part of fundraising or marketing activities undertaken by Buyer’s affiliates provided such disclosures are made to persons subject to an obligation of confidentiality with respect to such information, (iv) by Buyer in connection with investor presentations, securities filings, press releases or similar disclosures to the extent such disclosures are made after Buyer’s or its affiliate’s initial public announcement regarding this Agreement and the transactions contemplated hereby, or (v) by Buyer to other co-interest owners in the Assets in connection with the proposed purchase by Buyer of their interests in the Assets. Notwithstanding the foregoing, except for any disclosures pursuant to Section 17.04(i), in no event will Seller or any of its affiliates issue any public announcement or press release or make any other public disclosure concerning this transaction prior to the earlier of (x) Buyer’s initial public announcement regarding this Agreement and the transactions contemplated hereby and (y) four (4) business days after the date this Agreement is executed. Seller and Buyer shall each be liable for the compliance of its respective affiliates with the terms of this Section 17.04. The Parties agree that neither Buyer nor Seller will have an adequate remedy at law if any of the foregoing persons violate (or threaten to violate) any of the terms of this Section 17.04. In such event, Buyer or Seller, as applicable, shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 17.04.

Section 17.05 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term.

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Section 17.06 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.07 Assignment. No Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party, and any such assignment shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.08 Governing Law. THIS AGREEMENT, OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS SHALL BE THE SOLE VENUE FOR THE RESOLUTION OF ANY DISPUTES ARISING HEREUNDER. THE VALIDITY OF THE VARIOUS ASSIGNMENTS OR CONVEYANCES AFFECTING THE TITLE TO THE ASSETS (AND THE WARRANTIES OF TITLE THEREUNDER) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTIONS IN WHICH THE ASSETS ARE LOCATED.

Section 17.09 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, nationally recognized, receipt overnight courier, or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	Plymouth Petroleum, LLC 110 W. Louisiana Ave., Suite 405 Midland, Texas 79701 Attn: S. Todd Gibson Phone: 432-686-7707 ext 218 Fax: 432-686-7732

With a copy to (which copy shall not constitute notice):

Christine Miller Associate General Counsel ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 617-531-6338

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William M. Kerr, Jr. Kelly Hart & Hallman LLP 301 Congress, Suite 2000 Austin, Texas 78701 Phone: 512-495-6421 Fax: 512-495-6600

Buyer:	Callon Petroleum Operating Company 1401 Enclave Parkway, Suite 600 Houston, Texas 77077 Attn: Joseph C. Gatto, Jr. Phone: 281-589-5221 Fax: 281-589-5215

With a copy to (which copy shall not constitute notice):

Bill Nelson Haynes and Boone, LLP 1221 McKinney, Suite 2100 Houston, Texas 77010 Phone: 713-547-2084 Fax: 713-236-5557

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 17.11 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.12 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 17.13 Jury Trial Waiver. SELLER AND BUYER HEREBY EXPRESSLY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND CAUSES OF ACTION IN ANY WAY BASED UPON OR RELATING TO THE NEGOTIATION, FORMATION, CONSTRUCTION, INTERPRETATION, ENFORCEABILITY, PERFORMANCE, AND/OR BREACH OF THIS AGREEMENT.

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Section 17.14 Tag Rights. Buyer acknowledges that Seller’s sale of the Assets is subject to the tag along rights set forth in the agreements identified on attached Schedule 17.14 (the “Tag Rights Agreements”). As a material obligation of Buyer hereunder, Buyer agrees to purchase all interests of the holders that may timely and properly exercise such tag along rights in and to the Leases and Wells and associated property in compliance with applicable Tag Rights Agreements. In no event will Seller or any of its affiliates send any notices relating to the tag along rights until the earlier of (x) Buyer’s initial public announcement regarding this Agreement and the transactions contemplated hereby and (y) four (4) business days after the date this Agreement is executed.

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SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER: PLYMOUTH PETROLEUM, LLC, a Delaware limited liability company

By:	/s/ S. Todd Gibson
S. Todd Gibson
Chief Executive Officer

BUYER: CALLON PETROLEUM OPERATING COMPANY, a Delaware corporation

By:	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President, Chief Financial Officer and Treasurer

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